Exhibit 99.1

Contact:	James E. Condon, CFO
(908) 722-4800

Tekni-Plex Announces Accounting Errors.

     COPPELL, TEXAS, SEPTEMBER 21, 2005 – Tekni-Plex, Inc. announced today that it has become aware of certain accounting errors at its American Gasket & Rubber Division (AGR) which has resulted in an overstatement of inventory of approximately $7.7 million.

     The Company also announced that it has determined that approximately $1.8 million of balance sheet transactions at AGR have been misclassified between accounts receivable, cash and inter-company eliminations. These misclassifications did not have any impact on the Division’s actual cash accounts or cash flows.

     The accounting errors will require a non-cash charge to results of operations for the fiscal year ended July 1, 2005 of approximately $3.0 million and likely require a restatement of results for prior periods totaling $4.7 million. The charges are not expected to exceed $7.7 million in the aggregate.

     The Company has not concluded its investigation of these accounting errors and an independent accounting firm has been retained to assist in the investigation of this matter.

     As a result of the foregoing the company is likely to delay filing its 10-K for the fiscal year ending July 1, 2005.

     AGR manufactures aerosol and pump packaging components for the North American market.

     Tekni-Plex, Inc. is a global, diversified manufacturer of packaging, products and materials as well as tubing products, primarily for the food, healthcare and consumer markets. Tekni-Plex is a privately held company with 35 manufacturing facilities and approximately 3,200 full-time employees.

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